Exhibit 5.1

Your Ref: Our Ref: 26411.0041/62274754.1 Tel No: +44 1624 638300	Please Respond To: Direct Dial: Email:	Mike Edwards +44 1624 638375 mike.edwards@cains.com

Eros International PLC Fort Anne Douglas Isle of Man IM1 5PD British Isles	27 January 2020

Dear Sirs

The offer (the “Offer”) by Eros International PLC (the “Company”) of A Ordinary Shares of £0.30 each (the “Shares”)

Preliminary

1.	We are a firm of advocates practising the laws of the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

Documents Examined

2.	For the purposes of this legal opinion, we have examined and relied upon copies of the following documents:

2.1	the registration statement on Form F-3 (File No. 333-219708), issued by the Company in respect of the Offer including the prospectus supplement dated 27 January 2020 related thereto (together, the “Registration Statement”);

2.2	the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Registrar of Companies (the “Registrar”) appointed pursuant to the Companies Act 2006 (the “Act”) on 27 January 2020 (the “Search Date”);

2.3	certified extracts of the directors’ resolutions passed on 11 January 2020 (the “Board Resolutions”);

2.4	minutes of a meeting of a committee of the directors of the Company held on 20 January 2020 (the “Committee Minutes”); and

2.5	a subscription agreement dated 20 January 2020 made between the Company and the Purchaser (as defined therein) (the “Subscription Agreement”).

In this legal opinion, “non-assessable” means that the subscription price for which the Company agreed to issue the Share, has been paid in full to the Company so that no further sum is payable to the Company by any holder of that Share in respect of the subscription price and the holder of that Share is not liable, solely because of its holder status, for additional assessments or calls on the Share by the Company or its creditors.

Isle of Man Law

3.	We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

4.       For the purposes of giving this legal opinion, we have assumed:

4.1	the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies; and the correctness of all facts stated in the Registration Statement and the Subscription Agreement;

4.2	that no provisions of the laws of any jurisdiction outside the Isle of Man would be contravened by the entry into the Subscription Agreement, the issue of the Registration Statement or the Shares or the performance by the Company of its obligations;

4.3	that, insofar as any obligation under the Registration Statement or the Subscription Agreement falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

4.4	that no laws (other than of the Isle of Man) which may apply with respect to the Registration Statement, the Subscription Agreement, the Shares or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

4.5	that all filings, recordals, publications, notifications and registrations as are necessary to permit entry into the Subscription Agreement and the issue of the Registration Statement and the Shares or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be made or obtained within the time permitted, or will have been made or obtained within the time permitted, in all jurisdictions other than the Isle of Man;

4.6	that all necessary consents or approvals of, and all necessary registrations, filings, submissions or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the entry into the Subscription Agreement and the issue of the Registration Statement and the Shares;

4.7	that, as at the Search Date, the file maintained by the Registrar in relation to the Company accurately and completely recorded and reflected all resolutions passed and other actions or events in relation to the Company which give rise to an obligation on the part of the Company or any other party to deliver forms or documents to the Registrar;

4.8	that the resolutions set out in the Board Resolutions were duly passed by all of the duly appointed directors of the Company in which all such directors declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association and that such resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this legal opinion;

4.9	that the resolutions set out in the Committee Minutes were duly passed at a properly convened and held meeting of duly appointed members of the committee at which all such members declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association and that such resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this legal opinion;

4.10	that, if any Shares are to be issued, the total number of A Ordinary Shares which would result therefrom will not exceed the existing share capital available for issue as described in paragraph 5.1; and

4.11	that the directors of the Company have ensured that the Registration Statement complies in all respects with section 45(1) of the Act.

Opinions

5.	On the basis of the foregoing, we are of the opinion that:

5.1	As at the date of this legal opinion, the share capital of the Company available for issue is £60,000,000 divided into 200,000,000 shares designated as either A Ordinary Shares or B Ordinary Shares.

5.2	The Shares will have been duly created and their issue and allotment will have been duly authorised.

5.3	Once issued in accordance with the relevant terms of the Registration Statement and the Subscription Agreement, the Shares will be legally issued, fully paid and non-assessable.

5.4	The statements contained in the section of the Registration Statement entitled “Description of Securities”, insofar as these statements relate to the laws of the Isle of Man or matters governed by Isle of Man law (and to no other matters whatsoever) at the date of the Registration Statement and at the time and date of delivery of this legal opinion, are accurate in all material respects.

Consent

6.1	This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

6.2	We consent to the filing of a copy of this legal opinion as an exhibit to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully,

Cains Advocates Limited